EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACTS:             Alanco Investor Relations
                      (480) 607-1010
                      www.alanco.com

                          Alanco First Quarter Results
                 -----------------------------------------------
                 Sales Increase 32% - Operating Loss Narrows 48%

(Scottsdale, AZ - November 14, 2008) - Alanco Technologies, Inc., (NASDAQ:
ALAN), a leading provider of wireless tracking and asset management solutions, today announced that sales for its first quarter ended September 30, 2008 were $6,027,800, an increase of $1,475,200, or 32%, compared to sales of $4,552,600 for the prior year first quarter. The sales increase was primarily attributable to the Company's RFID Technology segment (Alanco/TSI PRISM) which reported sales of $2,142,000, an increase of $1,839,200, or 600% over last year's first quarter. The Wireless Asset Management segment (StarTrak Systems) reported sales of $3,313,000, an increase of $185,600, or 6%, compared to the prior year period.

The Operating Loss for the first quarter ended September 30, 2008 narrowed to ($669,900), a decrease of $619,200, or 48.0%, compared to ($1,289,100) for the prior year first quarter. The narrowed operating loss resulted from Alanco/TSI PRISM reported operating profit of $207,200 compared to an operating loss of ($505,200) in the quarter ended September 30, 2007. In addition, corporate expenses decreased $247,100, from $300,800 in the prior year first quarter due to the recovery of expenses related to the TSIN lawsuit that has been settled.

The Net Loss for the quarter ended September 30, 2008 was ($1,231,700), a reduction of $251,500, or 17%, compared to the Net Loss reported for the comparable quarter of the prior year. The current quarter interest expense included a one-time, non-cash, accelerated amortization of deferred loan costs of approximately $215,000 related to prepayment of a term loan. In addition, Other Income (Expense) for the current quarter included another one-time non-cash charge of $187,500 to write down the value of the Company's stock investment. Excluding the accelerated deferred loan cost of $215,000 and the stock investment adjustment of $187,500, the Net Loss would have been ($829,200), a decrease of over 44% compared to the comparable quarter of the prior year.

A comparison of operating results for the current quarter and the comparable quarter of the prior year is presented below as Schedule I. For additional discussion of the Company's current financial results, please review Form 10-Q as filed with the SEC on November 14, 2008.

Second Quarter Guidance

Based upon current order backlogs, and continuing sales growth in both Alanco/TSI PRISM and StarTrak Systems, the Company anticipates an approximate 75% sales increase to the range of $7,000,000 for its current fiscal second quarter ending December 31, 2008, compared to the prior year second quarter. The projected sales increase, as well as expected improvement in gross margins, should result in a further significant narrowing of operating loss, nearing turnaround, for the current second quarter period.

Robert R. Kauffman, Chairman and CEO, commented, "At the half-way mark in the current second quarter, our turnaround progress continues as both core subsidiaries, Alanco/TSI PRISM and StarTrak, are contributing significant operating improvements. Alanco/TSI PRISM is now operating profitably, with an expanding pipeline of prospective new projects, including a new award for a major federal government project which will be the Company's, and probably the world's, largest deployment of RFID personnel tracking technology. Details of this new RFID tracking contract will be disclosed the week of November 17, 2008.

StarTrak Systems, despite a first quarter sales increase of only 6%, is expected to accelerate sales growth in the second quarter to approximately $4 million, an increase of approximately 15% over the preceding first quarter and an increase exceeding 50% compared to the prior year second quarter. StarTrak's hardware sales margins, which were hit by unusually high warranty expense in the first quarter, are also expected to improve, with further margin expansion planned in the second half as StarTrak's new, lower cost RT 6000 ReeferTrak reaches full commercial production and implementation. Also, in late October, StarTrak moved its headquarters and operations to a new, larger facility near its previous location in Morris Plains, NJ, an overdue expansion to accommodate future growth and improve operating efficiencies.

Alanco Technologies, Inc.(NASDAQ: ALAN), headquartered in Scottsdale, Arizona, is a rapidly growing provider of wireless tracking and asset management solutions through its StarTrak Systems and Alanco/TSI PRISM subsidiaries. Corporate website: www.alanco.com

StarTrak Systems is a leading provider of GPS tracking and wireless asset management services to the transportation industry and the dominant provider of tracking, monitoring and two-way control services to the refrigerated or "Reefer" segment of the transportation marketplace, including refrigerated trailers, trucks, railcars, and containers. StarTrak products increase efficiency and reduce costs of the refrigerated supply chain through the wireless monitoring and control of critical Reefer data, including GPS location, cargo temperatures and Reefer fuel levels. Additional information is available at www.StarTrak.com.

Alanco/TSI PRISM is the leading provider of RFID real-time tracking technologies for the corrections industry. TSI PRISM systems track and record the location and movement of inmates and officers, resulting in enhanced facility safety and security and significant staff productivity improvements. Utilizing proprietary RFID (Radio Frequency Identification) tracking technology, TSI PRISM provides real-time inmate and officer identification, location and tracking both indoors and out, and is currently utilized in prisons in Michigan, California, Illinois, Ohio, Missouri, Virginia, Indiana, and Minnesota. Additional information is available at www.TSIPRISM.com.

The Company also participates in the data storage industry through its wholly owned subsidiary, Excel Meridian Data, Inc. (EMD), which specializes in providing unique data storage, backup and disaster recovery solutions. EMD Storage product lines include: direct attached storage (DAS), network attached storage (NAS) and storage area network (SAN) solutions for any size business. In addition, EMD features partnerships with: EqualLogic, VMware, Microsoft, DoubleTake and other industry leading hardware and software solution providers. For more information visit: www.emdstorage.com

                                   SCHEDULE I
                            Alanco Technologies, Inc.
                  Condensed Consolidated Financial Information

                                                Three months ended September 30,
                                                     2008            2007
                                                -------------   -------------
NET SALES                                       $  6,027,800    $  4,552,600
  Cost of Sales                                    4,444,200       2,964,900
                                                -------------   -------------
Gross Profit                                       1,583,600       1,587,700
  Selling, General & Administrative Expense        2,253,500       2,876,800
                                                -------------   -------------
Operating Loss                                      (669,900)     (1,289,100)

  Interest Expense, net                             (378,400)       (210,500)
  Other Income(expense), net                        (183,400)         16,400
                                                -------------   -------------
Net Loss                                          (1,231,700)     (1,483,200)

  Preferred Stock Dividends - Cash                   (68,300)       -
  Preferred Stock Dividends - paid in kind           (22,700)       (357,000)
                                                -------------   -------------
Net Loss Attributable to Common Stock Holders   $ (1,322,700)   $ (1,840,200)
                                                =============   =============

Net Loss Per Common Share - Basic and Diluted   $      (0.04)   $      (0.08)
                                                =============   =============

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING         31,454,100      21,872,200
                                                =============   =============

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES WHICH MAKE THE COMPANY'S PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANY'S STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND TO REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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